Exhibit 10.6

EXECUTION VERSION

SUPPORT SERVICES AGREEMENT

This SUPPORT SERVICES AGREEMENT, dated as of May 25, 2012 (this “Agreement”), is between LIGHTING SCIENCE GROUP CORPORATION, a Delaware corporation (the “Company”), RW LSG HOLDINGS LLC, a Delaware limited liability company (“Purchaser”) and RW LSG Management Holdings LLC, a Delaware limited liability company (“Riverwood”).

BACKGROUND

1. Purchaser is entering into, concurrently herewith, that certain Preferred Stock Subscription Agreement, dated as of the date hereof (as it may be amended, supplemented or modified, the “Subscription Agreement”) with the Company.

2. In accordance with the Subscription Agreement, Purchaser is purchasing (the “Investment”) concurrently herewith, subject to the terms and conditions therein, an aggregate of 50,000 shares of preferred stock, par value $0.001 per share, of the Company, designated “Series H Preferred Stock” (the “Purchased Shares”).

3. Riverwood has expertise in the areas of finance, strategy, investment, acquisitions and other matters relating to the Company and its business and has facilitated the Investment through its provision of financial and structural analysis, due diligence investigations, other advice and negotiation assistance with all relevant parties to the Investment.

4. The Company desires to avail itself, for the term of this Agreement, of Riverwood’s expertise in providing financial and structural analysis, due diligence investigations, corporate strategy, other advice and negotiation assistance, which the Company believes will be beneficial to them, and Riverwood desires to provide the services to the Company as set forth in this Agreement in consideration of the payment of the fees described below.

5. The rendering by Riverwood of the services described in this Agreement has been made and will be made on the basis that the Company will pay, or cause to be paid, the fees described below.

In consideration of the premises and agreements contained herein and of other good and valuable consideration, the sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

SECTION 1. Transaction and M&A Advisory Fee. In consideration of Riverwood and/or its affiliates providing financial and structural analysis, due diligence investigations, corporate strategy and other advice and negotiation assistance necessary in order to enable the Investment to be consummated, the Company has paid, on the date hereof (the “Closing Date”), a non-refundable transaction fee, in the form of the issuance to Riverwood (or its designee) concurrently herewith that certain warrant (the “Warrant”) to acquire shares of common stock, par value $0.001 per share, of the Company (“Common Stock”).

SECTION 2. Appointment. The Company hereby engages Riverwood to render the Services (as defined in Section 3(a), below) on the terms and subject to the conditions of this Agreement.

SECTION 3. Services.

(a) Riverwood agrees that until the Termination Date (as defined below), it will render to the Company, by and through itself and its affiliates and such of their respective officers, employees, representatives, agents and third parties as Riverwood in its sole discretion may designate from time to time, monitoring, advisory and consulting services in relation to the affairs of the Company and its subsidiaries, including, without limitation, (i) advice regarding the structure, distribution and timing of private or public debt or equity offerings and advice regarding relationships with the Company and its subsidiaries’ lenders and bankers, including in relation to the selection, retention and supervision of independent auditors, outside legal counsel, investment bankers or other financial advisors or consultants, (ii) advice regarding the strategy of the Company and its subsidiaries, (iii) advice regarding the structuring and implementation of equity participation plans, employee benefit plans and other incentive arrangements for certain key executives of the Company, (iv) general advice regarding dispositions and/or acquisitions, (v) advice regarding the business of the Company and its subsidiaries, (vi) advice relating to and approving major capital projects and (vii) such other advice directly related to or ancillary to the above financial advisory services as may be reasonably requested by the Company (collectively, the “Services”). Riverwood will have no obligation to provide any other services to the Company absent an agreement between Riverwood and the Company over the scope of such other services and the payment therefor. The Company will have no obligation to act upon, utilize, follow or otherwise adhere to any advice as may be provided to the Company by Riverwood in connection with the Services provided pursuant to this Agreement.

(b) It is expressly agreed that the Services to be rendered hereunder will not include investment banking or other financial advisory services which may be provided by Riverwood or any of its affiliates to the Company, or any of its affiliates, in connection with any specific acquisition, divestiture, disposition, merger, consolidation, restructuring, refinancing, recapitalization, issuance of private or public debt or equity securities (including, without limitation, an initial public offering of equity securities), financing or similar transaction by the Company or any of its subsidiaries. Riverwood may be entitled to receive additional compensation for providing services of the type specified in the preceding sentence by mutual agreement of the Company or such subsidiary, on the one hand, and Riverwood or its relevant affiliate, on the other hand.

SECTION 4. Advisory Fee.

(a) In consideration of the Services being rendered by Riverwood in accordance with Section 3(a), the Company will pay, or will cause to be paid, to Riverwood, a quarterly non-refundable advisory fee (the “Advisory Fee”) equal to $50,000, for an aggregate of $200,000 annually.

(b) The Advisory Fee for the quarter ending June 30, 2012 shall be paid on the date hereof, in respect of Services to be rendered from the date hereof to June 30, 2012 (which Advisory Fee for such period is equal to $20,000.00). Thereafter, the Advisory Fee for each subsequent fiscal quarter shall be paid in advance on the first business day after the most recently completed fiscal quarter, beginning on July 2, 2012.

(c) To the extent the Company cannot pay, or cause to be paid, the Advisory Fee for any reason, including by reason of any prohibition on such payment pursuant to any applicable law or the terms of any debt financing of the Company or its subsidiaries, the payment by the Company or any of its subsidiaries to Riverwood of the accrued and payable Advisory Fee will be deferred and will be payable immediately on the earlier of (i) the first date on which the payment of such deferred Advisory Fee is no longer prohibited under any contract applicable to the Company or its subsidiaries, as applicable, is otherwise able to make such payment, or cause such payment to be made and (ii) total or partial liquidation, dissolution or winding up of the Company. Notwithstanding anything to the contrary herein, under any applicable law or under any contract applicable to the Company or its subsidiaries, any forbearance of collection of the Advisory Fee by Riverwood shall not be deemed to be a subordination of such payments to any other person, entity or creditor of the Company or its subsidiaries. Any such forbearance shall be at Riverwood’s sole option and discretion and shall in no way impair Riverwood’s right to collect such payments.

SECTION 5. Reimbursements. In addition to the fees payable pursuant to this Agreement, the Company will pay, or cause to be paid, directly, or reimburse Riverwood and its affiliates (including its director designees) for, their respective Out-of-Pocket Expenses (as defined below). For the purposes of this Agreement, the term “Out-of-Pocket Expenses” means the reasonable, documented, out-of-pocket costs and expenses up to $50,000 annually incurred by Riverwood and its affiliates in connection with rendering the Services. All payments or reimbursements for Out-of-Pocket Expenses will be made by wire transfer in same-day funds promptly upon or as soon as practicable following written request for payment or reimbursement in accordance with this Agreement, to the bank account indicated to the Company by the relevant payee.

SECTION 6. Indemnification. The Company agrees to indemnify and hold harmless Riverwood, its affiliates and their respective partners (both general and limited), members (both managing and otherwise), officers, directors, employees, agents and representatives, and their respective successors and assigns (each such person being an “Indemnified Party”) from and against any and all actions, suits, investigations, losses, claims, damages and liabilities, including in connection with seeking indemnification, whether joint or several (the “Liabilities”), related to, arising out of or in connection with the Services contemplated by this Agreement or the engagement of Riverwood pursuant to, and the performance by Riverwood of the Services contemplated by, this Agreement, whether or not pending or threatened, whether or not an Indemnified Party is a party, whether or not resulting in any liability and whether or not such action, claim, suit, investigation or proceeding is initiated or brought by the Company. The Company agrees to reimburse any Indemnified Party for all documented, reasonable costs and expenses (including reasonable attorneys’ fees and expenses and any other litigation-related expenses) as they are incurred in connection with investigating, preparing, pursuing, defending or assisting in the defense of any action, claim, suit, investigation or proceeding for which the Indemnified Party would be entitled to indemnification under the terms of the previous sentence, or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto. The Company agrees that it will not, without the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated hereby (if any Indemnified Party is a party thereto or has been threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of the Indemnified Party from all liability, without future obligation or prohibition on the part of the Indemnified Party, arising or that may arise out of such claim, action or proceeding, and does not contain an admission of guilt or liability on the part of the Indemnified Party. The Company will not be liable under the foregoing indemnification provision with respect to any particular loss, claim, damage, liability, cost or expense of an Indemnified Party that is determined by a court, in a final judgment from which no further appeal may be taken, to have resulted solely from the gross negligence or willful misconduct of such Indemnified Party. The documented, reasonable attorneys’ fees and other documented, reasonable expenses of an Indemnified Party shall be paid by the Company as they are incurred upon receipt, in each case, of an undertaking by or on behalf of the Indemnified Party to repay such amounts if it is finally judicially determined that the Liabilities in question resulted solely from the gross negligence or willful misconduct of such Indemnified Party. The Company agrees that, with respect to any right to indemnification or described herein, the

Company shall be the indemnitor of first resort, responsible for all such indemnification or advancement, without regard to any right to indemnification or advancement that any Indemnified Party may have from any direct or indirect shareholder of the Company, or any Affiliate of such shareholder, or any other Person. The rights of an Indemnified Party to indemnification hereunder will be in addition to any other rights and remedies any such person may have under any other agreement or instrument to which each Indemnified Party is or becomes a party or is or otherwise becomes a beneficiary or under any law or regulation.

SECTION 7. Accuracy of Information; Confidentiality. The Company shall furnish or cause to be furnished to Riverwood such information as Riverwood believes reasonably appropriate to rendering the Services contemplated by this Agreement and to comply with the Securities and Exchange Commission or other legal requirements relating to the beneficial ownership by Riverwood or its affiliates and their respective members, officers and employees of equity securities of the Company (all such information so furnished, the “Information”). The Company recognizes and confirms that Riverwood (a) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the Services contemplated by this Agreement without having independently verified the same, (b) does not assume responsibility for the accuracy or completeness of the Information and such other information and (c) is entitled to rely upon the Information without independent verification. With respect to any Information received by Riverwood in connection with this Agreement, Riverwood agrees to keep such Information confidential in the same manner, and to the same extent, as Purchaser has agreed to keep “Company Information” confidential pursuant to Section 4(e) of the Subscription Agreement.

SECTION 8. Term. This Agreement is effective as of the date hereof and will continue until the “Termination Date,” which is the earliest to occur of (i) the tenth anniversary of the date hereof, (ii) such date that Riverwood and/or its affiliates directly or indirectly beneficially own Purchased Shares (together with any shares of Common Stock issued upon conversion thereof) equaling less than 37.5% of the Purchased Shares initially acquired by Purchaser pursuant to the Investment as of the date hereof, which percentage shall be calculated on as-converted basis, (iii) such date as the Company and Riverwood may mutually agree in writing, (iv) a Change of Control of the Company (as such term is defined in the Warrant) and (v) the Company’s consummation of a Qualified Public Offering (as such term is defined in the Warrant); provided, that (x) the occurrence of the Termination Date will not affect the obligations of the Company to pay, or cause to be paid, any amounts accrued but not yet paid as of such date, (y) Section 5 hereof will remain in effect after the Termination Date with respect to Out-of-Pocket Expenses that were incurred prior to the Termination Date, but which have not been paid to Riverwood or its affiliates in accordance with Section 5 hereof, and (z) the provisions of Sections 4(c), 6, and 8 through 10 hereof shall survive after the Termination Date. The Advisory Fee will be refunded to the Company on a pro-rata basis for the quarter during which the Termination Date occurs. For illustrative purposes only, if the Termination Date is August 16, Riverwood shall refund $25,000 to the Company.

SECTION 9. Disclaimer and Limitation of Liability. Riverwood makes no representations or warranties, express or implied, in respect of the Services to be provided hereunder. In no event shall Riverwood or any Indemnified Party be liable to the Company or any of their affiliates for any act, alleged act, omission or alleged omission that does not constitute gross negligence or willful misconduct of Riverwood as determined by a final, non-appealable determination of a court of competent jurisdiction or for an amount in excess of the fees actually received by Riverwood hereunder.

SECTION 10. Miscellaneous.

(a) No amendment or waiver of any provision of this Agreement, or consent to any departure by any party hereto from any such provision, will be effective unless it is in writing and signed by each of the parties hereto. Any amendment, waiver or consent will be effective only in the specific instance and for the specific purpose for which given. The waiver by any party of any breach of this Agreement will not operate as or be construed to be a waiver by such party of any subsequent breach.

(b) Any and all notices or other communications required or permitted to be delivered hereunder shall be deemed properly delivered if (i) delivered personally, (ii) mailed by first class, registered or certified mail, return receipt requested, postage prepaid, (iii) sent by next day or overnight mail or delivery or (iv) sent by facsimile transmission (with a follow up copy under (iii) above), to the parties as set forth below:

if to the Company:

Lighting Science Group Corporation

1227 South Patrick Drive

Building 2A

Satellite Beach, FL 32937

Attention: Gregory T. Kaiser

Facsimile: (321) 779-5521

with a copy (which shall not constitute notice or constructive notice) to:

Haynes and Boone, LLP

2323 Victory Avenue, Suite 700

Dallas, TX 75219

Attention: Greg R. Samuel

Facsimile: (214) 200-0577

if to Riverwood (or Purchaser):

c/o Riverwood Capital Management L.P.

70 Willow Road, Suite 100

Menlo Park, CA 94025

Attention: Jeffrey T. Parks

Facsimile: (650) 618-7114

with a copy (which shall not constitute notice or constructive notice) to:

Simpson Thacher & Bartlett LLP

2550 Hanover Street

Palo Alto, CA 94304

Attention: Kirsten Jensen

Facsimile: (650) 251-5002

Any party may change the name and address of the designee to whom notice shall be sent by giving written notice of such change to the other party.

(c) This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof, and supersedes all previous oral and written (and all contemporaneous oral) negotiations, commitments, agreements and understandings relating hereto.

(d) This Agreement will be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflict of laws principles.

(e) Each party to this Agreement, by its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in New York, New York for the purpose of any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof, (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, and agrees not to allow any of its subsidiaries to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper, or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such court and (iii) hereby agrees not to commence or maintain any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof or thereof other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise. Notwithstanding the foregoing, to the extent that any party hereto is or becomes a party in any litigation in connection with which it may assert indemnification rights set forth in this Agreement, the court in which such litigation is being heard shall be deemed to be included in clause (i) above. Notwithstanding the foregoing, any party to this Agreement may commence and maintain an action to enforce a judgment of any of the above-named courts in any court of competent jurisdiction. Each party hereto hereby consents to service of process in any such proceeding in any manner permitted by New York law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 10(b) hereof is reasonably calculated to give actual notice.

(f) Neither this Agreement nor any of the rights or obligations hereunder may be assigned by either party without the prior written consent of the other party. Subject to the foregoing, the provisions of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Subject to the next sentence, no person or party other than the parties hereto and their respective successors or permitted assigns is intended to be a beneficiary of this Agreement. The parties acknowledge and agree that Riverwood and its affiliates and their respective partners (both general and limited), members (both managing and otherwise), officers, directors, employees, agents and representatives are intended to be third-party beneficiaries under Section 6 hereof.

(g) This Agreement may be executed by one or more parties to this Agreement on any number of separate counterparts (including by facsimile), and all of said counterparts taken together will be deemed to constitute one and the same instrument.

(h) Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

(i) Each payment made pursuant to this Agreement shall be paid by wire transfer of immediately available federal funds to such account or accounts as specified by the receiving party prior to such payment.

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IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Support Services Agreement as of the date first written above.

LIGHTING SCIENCE GROUP CORPORATION

By:	/s/ Gregory T. Kaiser

Name:	Gregory T. Kaiser
Title:	Chief Financial Officer

[Signature Page to Support Services Agreement]

RW LSG HOLDINGS LLC

By:	Riverwood Capital Partners L.P.,
its Managing Member

By:	Riverwood Capital L.P.,
its General Partner

By:	Riverwood Capital GP Ltd.,
its General Partner

By:	/s/ Michael E. Marks
Name:	Michael E. Marks
Title:	Director and CEO

RW LSG MANAGEMENT HOLDINGS LLC

By:	Riverwood Capital Management L.P.,
its Managing Member

By:	Riverwood Capital Management Ltd.,
its General Partner

By:	/s/ Michael E. Marks
Name:	Michael E. Marks
Title:	Director and CEO

[Signature Page to Support Services Agreement]